                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                         THE WET SEAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                                                                    May 31, 1996

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., on Thursday, June 20, 1996.

    During the Annual Meeting the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

    I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,
                                          IRVING TEITELBAUM
                                          CHAIRMAN OF THE BOARD

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 20, 1996
                                   10:00 A.M.

                            ------------------------

    Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of The Wet Seal, Inc. (the "Company") will be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, on Thursday, June 20, 1996 at 10:00 a.m. to consider and vote upon:

            1. Election of a Board of Directors consisting of nine directors. The attached Proxy Statement, which is part of the Notice, includes the names of the nominees to be presented by the Board of Directors for election.

            2.  Ratification  of  Deloitte  &   Touche  LLP  as  the   Company's
                independent auditors for the fiscal year 1996.

            3. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on May 28, 1996 as the record date for determination of stockholders entitled to notice of, and to vote, at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

    To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                          BY ORDER OF THE BOARD OF DIRECTORS,
                                          STEPHEN GROSS
                                          SECRETARY

Dated: May 31, 1996

                               THE WET SEAL, INC.
                                  64 FAIRBANKS
                            IRVINE, CALIFORNIA 92718

                            ------------------------

                                PROXY STATEMENT
                                 JUNE 20, 1996

                            ------------------------

    This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware Corporation, (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California on Thursday, June 20, 1996 beginning at 10:00 a.m. and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of nine directors; to ratify the Board of Directors' nomination of Deloitte & Touche LLP as the Company's independent auditors; and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent to stockholders of record on or about May 31, 1996.

                             VOTING BY STOCKHOLDERS

    Only holders of record of the Company's common stock, at the close of business on May 28, 1996 are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 10,349,566 shares of the Company's Class A Common Stock, $.10 par value, and 3,157,665 shares of the Company's Class B Common Stock, $.10 par value, issued, outstanding and entitled to vote. Class A Common Stock is entitled to one vote per share and, while both the Class A and Class B vote together as a single Class, the Class B Common Stock is entitled to two votes per share. According to the Company's Restated Certificate of Incorporation, stockholders may not cumulate their voting rights. Thus, the holders of a plurality of the shares voting at the Annual Meeting will be able to elect all of the directors. The ratification of independent auditors will require the affirmative vote of holders of a majority of the Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting.

    The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR items 1 and 2 and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                             ELECTION OF DIRECTORS

DIRECTORS

    The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company's Board is currently set at nine. The directors so elected will serve until the next Annual Meeting of Stockholders. Nine directors are to be elected at the Annual Meeting to be held on June 20, 1996. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

    The following table sets forth information regarding the nominees for director:

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
- ---------------------------------------------------------------------------------------------------------
George H. Benter, Jr.              Mr.  George H. Benter,  Jr. has been  a director of  the Company since
  Age: 54                          1990. Since May 1992, Mr.  Benter has been President, Chief  Operating
                                   Officer  and a director  of City National Bank.  From 1965 until April
                                   1992, Mr. Benter  worked in various  capacities with Security  Pacific
                                   Corporation,  culminating in the  position of Vice  Chairman. Prior to that time he  held various  positions with  Security Pacific  National
                                   Bank. He is also a director of Whittaker Corporation.
Kathy Bronstein                    Ms.  Kathy Bronstein was appointed the  Company's Vice Chairman of the
  Age: 44                          Board in March  1994. Since  March 1992, she  has also  served as  the
                                   Company's  Chief Executive Officer. From March  1992 to March 1994 she
                                   was the Company's President. From January 1985 through March 1992, Ms.
                                   Bronstein was Executive Vice President and General Merchandise Manager
                                   and   a   director   of   the   Company.   Ms.   Bronstein's   primary
                                   responsibilities  include  formulating  and  directing  the  Company's expansion and overall marketing and merchandising strategies.
Stephen Gross(1)                   Mr. Stephen Gross has been the Secretary and a director of the Company
  Age: 50                          since June 1984. Mr. Gross co-founded Suzy Shier Limited. Since  1967, he  has been a director  and an officer of  Suzy Shier Limited, having served as President, Assistant Secretary and Treasurer since 1976.  He has  also been the  General Merchandise Manager  of Suzy Shier Limited since 1974. Mr.  Gross also  serves as President  of Irwel  Management
                                   Services Inc., a management consulting firm established in 1975.
Walter F. Loeb                     Mr.  Walter F. Loeb has been a director of the Company since May 1993.
  Age: 71                          He is  President of  Loeb  Associates Inc.,  a New  York-based  retail consultancy  company  that  has  served  a  variety  of  domestic  and international companies since its founding in February 1990. Mr.  Loeb is  also the publisher of "Loeb  Retail Letter," a monthly analysis of the retail industry. He currently is  a director of Color Tile,  Inc.,
                                   Federal  Realty Investment  Trust, Gymboree  Corporation and InterTan,
                                   Inc.
Wilfred Posluns                    Mr. Wilfred Posluns has been a director of the Company since 1990.  He
  Age: 64                          is  Managing Director of Cedarpoint Investments, Inc., a Toronto-based venture capital company. Mr. Posluns was the Chairman of the Board  of
                                   Directors  and Chief Executive Officer of Dylex Limited from July 1988 to August 1995 and President from  1976 through 1990. He was a  member of the Board of Directors of Dylex Limited from 1966 to August 1995.

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
- ---------------------------------------------------------------------------------------------------------
Wilfred Posluns (con't.)           On  January 11, 1995,  Dylex Limited filed  for court protection under the Companies' Creditors Arrangement  Act and emerged from  protection under  such Act in 1995. Mr. Posluns is a director of The John Forsyth
                                   Co. Inc., Israel Discount Bank of Canada and Pacific Linen. From  1973
                                   until  March  1992,  Mr. Posluns  was  the  Chairman of  the  Board of
                                   Strathearn House  Group Limited,  a company  of which,  pursuant to  a voting  trust agreement,  he had  joint control  of 48%  of the voting shares. In  February 1992,  a receiver  was appointed  for  Strathearn
                                   House  Group Limited and voluntary  proceedings in reorganization were initiated under Canadian laws.
Gerald Randolph                    Mr. Gerald Randolph  has been  a director  of the  Company since  July
  Age: 77                          1989.  Mr. Randolph is  a chartered accountant in  Canada. He has been engaged in an outside professional capacity by Suzy Shier Limited from its inception in 1967, having served as its independent auditor, until
                                   July 1989 when he was appointed Chief Financial Officer and a director of Suzy Shier Limited.
Alan Siegel                        Mr. Alan Siegel  has been a  director of the  Company since 1990.  Mr.
  Age: 61                          Siegel  has been  a partner  in the law  firm of  Akin, Gump, Strauss,
                                   Hauer & Feld, L.L.P. since August 1995. From 1987 to July 1995 he  was a  partner in the law firm of Baker  & McKenzie. He is also a director of Thor Industries, Inc. and Ermenegildo Zegna Corporation.
Irving Teitelbaum(1)               Mr. Irving Teitelbaum has been Chairman of the Board and a director of
  Age: 57                          the Company  since  June  1984.  Mr.  Teitelbaum  is  the  co-founding
                                   President  (in 1967) and current  Chairman and Chief Executive Officer of Suzy Shier Limited, a Canadian public company listed on the Toronto and Montreal Stock Exchanges,  retailing women's apparel and  lingerie in  over 400 stores  in Canada and the  United Kingdom. Mr. Teitelbaum
                                   also  serves  as  President  of  First  Canada  Management  Corp.,   a
                                   management consulting firm.
Edmond Thomas                      Mr. Edmond Thomas was appointed the Company's President in March 1994.
  Age: 42                          Since  June 1992, he has also  served as the Company's Chief Operating
                                   Officer. His  responsibilities  include overseeing  store  operations,
                                   real   estate,   finance,   management   information   systems,  store
                                   construction and the central distribution center. Mr. Thomas became  a director  of the Company in August 1992. Prior to joining the Company, from May 1991 through  June 1992, Mr. Thomas  was President and  Chief
                                   Operating  Officer  and a  director  of Domain,  Inc.,  a Boston-based upscale home furnishings retailer. From November 1988 to May 1991, Mr.
                                   Thomas was President and Chief Financial Officer of Foxmoor  Specialty
                                   Stores  Corporation, a retail women's  apparel chain ("Foxmoor"). From
                                   May 1985  to November  1988, Mr.  Thomas held  various positions  with
                                   Foxmoor,  including Corporate Controller and Executive Vice President, during which time  his responsibilities  included finance,  management information  systems, distribution, real  estate, store operations and store construction.

- ------------------------
(1)  Mr. Teitelbaum and Mr. Gross are brothers-in-law.

                               EXECUTIVE OFFICERS

    The executive officers of the Company who are not also directors are set forth below:

           NAME AND AGE                             PRINCIPAL OCCUPATION AND BACKGROUND
- ---------------------------------------------------------------------------------------------------------
Barbara Bachman                    Ms. Barbara Bachman has been the Company's Vice President of Store
  Age: 46                          Operations since December 1994. From 1982 to 1994, Ms. Bachman served as Vice President of Stores Operations with Contempo Casuals. She previously held various other positions with Contempo Casuals, including Regional Director of Stores from 1979 to 1982, District
                                   Manager from 1977 to 1979, and Store Manager from 1976 to 1977.

Cecilia Gasgonia                   Ms. Cecilia Gasgonia has been the Director of Merchandise Planning
  Age: 35                          since joining the Company in February 1994. She was appointed Vice
                                   President of Merchandise Planning and Distribution in June 1995. From
                                   1987 to January 1994, Ms. Gasgonia was Director of Merchandise
                                   Planning with Clothestime, a junior retail chain.

Sharon Hughes                      Ms. Sharon Hughes has been employed by the Company since May 1990.
  Age: 36                          Since March 1994, she has served as the Vice President of
                                   Merchandising. From May 1990 to March 1994 she served as a Merchandise
                                   Manager. From 1983 to April 1990, Ms. Hughes was employed by
                                   Saturday's, a chain of clothing stores, in various capacities, the most recent of which was General Merchandise Manager.

Ann Cadier Kim                     Ms. Ann Cadier Kim has been employed by the Company since January
  Age: 39                          1986. In March 1994, she was appointed Vice President of Finance.
                                   Since December 1993 she has served as the Company's Chief Financial
                                   Officer. From January 1986 to November 1993, Ms. Cadier Kim was the
                                   Company's Controller. From September 1982 to August 1985, she was
                                   employed by Touche Ross & Co., as an audit senior. Ms. Cadier Kim is a certified public accountant.

Ron Shaban                         Mr. Ron Shaban has been employed by the Company since September 1993
  Age: 51                          as Director of Management Information Systems. In June 1995, he was
                                   appointed Vice President of Management Information Systems. From
                                   September 1991 to September 1993, Mr. Shaban was Director of
                                   Management Information Systems with Rag Shops, Inc. From February 1988 to September 1991, he was Director of Management Information Systems
                                   with G & G Shops, Inc., a division of Petrie Stores.

Jean Heller Wollam                 Ms. Jean Heller Wollam has been the Company's Vice President of
  Age: 38                          Merchandising since March 1992. From March 1988 to March 1992, Ms.
                                   Wollam held various other positions with the Company, including
                                   Associate General Merchandising Manager responsible directly for all private label merchandising from January 1991 to March 1992,
                                   Divisional Merchandise Manager responsible for all sportswear from
                                   November 1989 to December 1990, and Tops Buyer from March 1988 to
                                   November 1989. From September 1987 to February 1988, Ms. Wollam was a
                                   Merchandise Manager with MGA/Guess Stores and from January 1985 to
                                   August 1987, she was a buyer with Contempo Casuals.

    The Board of Directors met or took action by written consent five times in the fiscal year ended February 3, 1996. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has an Executive Committee consisting of Irving Teitelbaum, Kathy Bronstein and Edmond Thomas. The Executive Commmittee was formed in April 1990. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

    The Company has an Audit Committee consisting of Gerald Randolph (Chairman), George H. Benter, Jr. and Wilfred Posluns. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and scope of the audit to be undertaken by the accountants.

    The Company has no nominating committee. Nominations are proposed by the Executive Committee of the Board.

    The Company has a Compensation Committee consisting of Irving Teitelbaum, Wilfred Posluns and Stephen Gross. The Compensation Committee is responsible for establishing general compensation policies and specific compensation levels for the Company's executive officers. See "Report of the Compensation Committee on Executive Compensation".

    The  Company has an Option Committee consisting of Walter F. Loeb and George
H. Benter, Jr. The Option Committee is responsible for granting stock options to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans.

    During the fiscal year ended February 3, 1996 the Executive Committee met or took action by written consent twelve times, the Compensation Committee met or took action by written consent one time, the Audit Committee met or took action by written consent two times and the Option Committee met or took action by written consent two times.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth the compensation (cash and non cash) for the Chief Executive Officer and the four other most highly compensated executive officers who earned in excess of $100,000 per annum during any of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                          -------------------------
                                          ANNUAL COMPENSATION             RESTRICTED   SECURITIES
                               -----------------------------------------    STOCK      UNDERLYING
      NAME AND        FISCAL                             OTHER ANNUAL       AWARDS    STOCK OPTIONS     LTIP        ALL OTHER
 PRINCIPAL POSITION    YEAR    SALARY($)  BONUS($)    COMPENSATION($)(1)    ($)(2)         (#)       PAYOUTS($)  COMPENSATION($)
- --------------------  ------   ---------  ---------   ------------------  ----------  -------------  ----------  ---------------
Kathy Bronstein       1995      433,135   348,180(3)      --                 --           --            --           --
  Vice Chairman and   1994      284,607     --            --                 --          200,000        --           --
  Chief Executive     1993      313,122     --            --                 --           --            --           --
   Officer

Edmond Thomas         1995      362,272   198,960(3)      --                 18,800       --            --           --
  President and       1994      250,000     --            --                 --          200,000        --           --
   Chief
  Operating Officer   1993      250,000     --            --                 --           --            --           --

Jean Heller Wollam    1995      161,076    24,870(3)      --                  6,204       --            --           --
  Vice President of   1994      150,000     --            --                 --           10,000        --           --
  Merchandising       1993      150,000     --            --                 --           --            --           --

Barbara Bachman       1995      152,654     5,000         --                  6,204       --            --           --
  Vice President of   1994(4)    24,231    10,000         --                 --           10,000        --           --
  Store Operations    1993        --        --            --                 --           --            --           --

Sharon Hughes         1995      127,610     --            --                  5,170       --            --           --
  Vice President of   1994      110,000     --            --                 --           10,000        --           --
  Merchandising       1993      101,900     --            --                 --           --            --           --

- ------------------------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1993, 1994 and 1995 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company's earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant's right to non issued shares is subject to forfeiture if the participant's employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Shares granted under the plan held by executives at February 3, 1996 are as follows: Mr. Thomas--3,964; Ms. Wollam--3,298; Ms. Bachman--841; and Ms. Hughes--2,509. The aggregate market value at February 3, 1996 of these shares is as follows: Mr. Thomas--$29,235; Ms. Wollam--$24,323; Ms. Bachman--$6,202; and Ms. Hughes--$18,504.

(3) Bonus amounts earned in fiscal 1995 were paid to the executives in fiscal 1996.

(4) Ms.  Bachman was  appointed Vice President  of Store  Operations in December
    1994.

OPTION GRANTS

    There were no options granted in fiscal 1995.

OPTION EXERCISE AND FISCAL YEAR-END VALUES

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                     AND OPTION VALUES AT FEBRUARY 3, 1996

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS      "IN-THE-MONEY" OPTIONS AT
                                    SHARES                    AT FEBRUARY 3, 1996(#)      FEBRUARY 3, 1996($)(1)
                                  ACQUIRED ON     VALUE     --------------------------  --------------------------
              NAME                EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- --------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Kathy Bronstein.................      --           --           80,000        160,000      130,000        520,000
Edmond Thomas...................      --           --           80,000        160,000      130,000        520,000
Jean Heller Wollam..............      --           --            2,000          8,000        6,500         26,000
Barbara Bachman.................      --           --            2,000          8,000        5,250         21,000
Sharon Hughes...................      --           --            2,000          8,000        6,500         26,000

- ------------------------
(1) Represents the market value of shares underlying "in-the-money" options on February 3, 1996 less the option exercise price. Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

DIRECTOR COMPENSATION

    All directors who are not directly affiliated with the Company as well as one director who is affiliated receive a fee of $4,000 for each board meeting attended, with a minimum yearly fee of $16,000. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors. No additional fees are paid to directors for serving on committees.

    All directors who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 10,000 shares each in fiscal 1994 pursuant to the Company's 1994 Long-Term Incentive Plan. The options vest at the rate of 20% per year for the next five years.

EMPLOYMENT AGREEMENTS

    KATHY BRONSTEIN

    Kathy Bronstein has served as the Chief Executive Officer of the Company since March 1992. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended, Ms. Bronstein is entitled to a base salary of $550,000 per annum, adjusted annually by 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of the Company's capital stock referable to the same fiscal year. This adjustment is not cumulative and is in lieu of any salary review or cost of living adjustments. Ms. Bronstein also receives an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Ms. Bronstein's employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Ms. Bronstein is entitled to receive an immediate payment approximately equal to three years of Ms. Bronstein's current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Ms.
Bronstein's election to resign within 90 days of a material change in Ms. Bronstein's rights and duties or (ii) Ms. Bronstein's termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein's stock options become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Ms. Bronstein's agreement expires on January 30, 2001. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. She has agreed not to compete with the Company during the term of her employment and for a period of two (2) years thereafter. She is provided with a car by the Company.

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Ms. Bronstein's death while employed by the Company.

    EDMOND THOMAS

    Edmond Thomas has served as the Company's President and Chief Operating Officer since March 17, 1994. On June 22, 1992, in his former position of
Executive Vice President and Chief Operating Officer, he entered into an employment agreement with the Company. Under this agreement, as amended, Mr. Thomas is entitled to a base salary of $500,000 per annum plus an annual adjustment of .25% ( 1/4 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Mr. Thomas is eligible to receive on his holdings of the Company's capital stock referable to the same fiscal year. This adjustment is non cumulative and is in lieu of any salary review or cost of living adjustments. Mr. Thomas also receives an incentive bonus of 2% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Mr. Thomas' employment agreement was amended to provide automatic extensions to the term of his employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Mr. Thomas is entitled to receive an immediate payment approximately equal to three years of Mr. Thomas' current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Mr. Thomas' election to resign within 90 days of a material change in Mr. Thomas' rights and duties or (ii) Mr. Thomas' termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Mr. Thomas' stock options become immediately exercisable. In the event that the total payments made to Mr. Thomas upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Mr. Thomas' agreement expires on January 30, 2001. The agreement automatically extends for an additional year on the first day of each fiscal year for up to five years. These automatic extensions may be terminated by either party at any time upon prior written notice. He has agreed not to compete with the Company during the term of his employment and for a period of two (2) years thereafter. He is provided with a car by the Company.

                             BUSINESS RELATIONSHIPS

MANAGEMENT SERVICES

    In each of the fiscal years ended February 3, 1996, January 28, 1995 and January 29, 1994, a fee of $250,000 was paid to First Canada Management, Inc., a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Irving Teitelbaum, Wilfred Posluns and Stephen Gross serve as members of the Compensation Committee. Mr. Teitelbaum also serves as Chairman of the Board of the Company and Mr. Gross also serves as the Secretary of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary duties of the Compensation Committee include: (i) reviewing the compensation levels of the Company's primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company's Option Committee regarding the Company's overall policy of granting options and awards under the Company's long-term incentive plans, (iii) monitoring the performance of senior management, and (iv) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation Committee. The Compensation Committee is comprised entirely of non-employee Directors.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company's compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company's long-term success.

    With these principles in mind, the Compensation Committee has set forth the following guidelines:

        1. Provide base salaries which are competitive in the retail clothing industry to attract and retain talented individuals;

        2. Provide annual bonuses that are tied to the Company's short-term performance to align the interests of the Company's executives with those of its stockholders; and

        3. Provide long-term incentive benefits which will reward long-term commitment to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to the Company and level of responsibility.

    The Chief Executive Officer (the "CEO") and the President and Chief Operating Officer are eligible pursuant to their employment agreements to receive annual cash bonuses of 3.5% and 2%, respectively, of the Company's pre-tax profit. The Compensation Committee believes that tying annual cash bonuses to the Company's profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. The CEO and the President and Chief Operating Officer of the Company earned cash bonuses in fiscal 1995 in the amounts of $348,180 and $198,960, respectively, which were paid in fiscal 1996.

    The Company also maintains an employee stock bonus plan in which the top 25 to 30 executives of the Company (with the exception of the CEO) are eligible to participate. Awards under this plan to executives are calculated by multiplying the Company's fiscal year-end pre-tax profit as a percentage of sales by the executive's base salary and dividing such amount by the price of the Company's Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

    Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans. Stock options have historically been granted by the Option Committee on a case-by-case basis based upon the Board's evaluation of an individual's past contributions and potential future contributions to the Company. In granting stock options, the Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Since March 1992, Kathy Bronstein has served as CEO of the Company. Ms. Bronstein received a base salary of $375,000 in fiscal 1995. In December 1995, Ms. Bronstein's employment agreement was amended to increase her base salary to $550,000. The Compensation Committee deemed this increase appropriate in light of the Company's recent performance and the successful acquisition of the Contempo Casuals chain, which substantially increased the size of the Company. As the Company continues to adapt to a changed environment in the women's retail apparel industry, the Compensation Committee believes that Ms. Bronstein's experience and capabilities will be critical in enabling the Company to remain competitive and profitable. Ms. Bronstein is eligible to receive a non-cumulative annual adjustment (in lieu of a cost of living adjustment) to her base salary of 0.5% of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of Company common stock for the same fiscal year. Ms. Bronstein received such an adjustment in fiscal 1995. See "Executive Compensation and Other Information--Employment Agreements." Ms. Bronstein is also eligible to receive an annual cash bonus pursuant to her employment agreement of 3.5% of the pre-tax profits of the Company for each fiscal year. Under this formula, Ms. Bronstein earned a cash bonus in fiscal 1995 in the amount of $348,180, which was paid in fiscal 1996.

                                          The Compensation Committee
                                          Irving Teitelbaum
                                          Wilfred Posluns
                                          Stephen Gross

                               CHANGE OF CONTROL

    In a series of transactions which took place in 1995, Dylex Limited, which previously had indirect beneficial ownership of 3,978,227 shares of Class B Common Stock, representing 39% of the voting power of the Company, disposed of its entire interest in the Company by selling: 1,500,000 shares of Class B Common Stock to Suzy Shier Inc., for a price of $4.00 per share; 387,227 shares of Class B Common Stock to Gross-Teitelbaum Holdings Inc., for a price of $4.00 per share; and 2,100,000 shares of Class B Common Stock which was converted to Class A Common Stock upon its sale pursuant to a registration statement.

    Following such transactions, Suzy Shier, Inc., Gross-Teitelbaum Holdings Inc., 2927977 Canada Inc. and Los Angeles Express Fashions Inc. (collectively, the "Trust Stockholders"), each of which is controlled directly or indirectly by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company, in the aggregate owned 5,340,573 shares of Class B Common Stock, representing 58.2% of the voting power of the Company.

    In August 1995, the Trust Stockholders entered into a Voting Trust Agreement pursuant to which the Trust Stockholders conveyed to the trustee the right to exercise the voting rights attached to all 5,340,573 shares of Class B Common Stock owned by them. Upon the completion of the public offering of the Company's Class A Common Stock on May 24, 1996, the Voting Trust Agreement terminated. As of May 28, 1996, entities controlled directly or indirectly by Messrs. Teitelbaum and Gross controlled approximately 32.3% of the voting power with respect to the Company. See "Principal Stockholders."

                         STOCK PRICE PERFORMANCE GRAPH

    The Performance Graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The Performance Graph assumes $100 invested on July 2, 1990 (the date closest to the Company's initial public offering) in the stock of The Wet Seal, Inc., the Nasdaq Stock Market
(US) and the Nasdaq Retail Trade Stocks. It also assumes that all dividends are reinvested.

                               PERFORMANCE GRAPH
                         FOR THE WET SEAL COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     WET SEAL      NASDAQ INDEX       RETAIL INDEX
July 2,1990*                100                100               100
February 1, 1991*            70                 93                99
January 31, 1992*            82                141               174
January 29, 1993*            49                160               155
January 28, 1994*            23                181               166
January 27, 1995*            28                174               147
February 2, 1996*            52                253               165

                                               JULY 2,  FEBRUARY 1,  JANUARY 31,  JANUARY 29,  JANUARY 28,  JANUARY 27,  FEBRUARY 2,
                                                1990       1991*        1992*        1993*        1994*        1995*        1996*
                                               -------  -----------  -----------  -----------  -----------  -----------  -----------
The Wet Seal, Inc............................     100          70           82           49           23           28           52
Nasdaq Stock Market (US).....................     100          93          141          160          181          174          253
Nasdaq Retail Trade Stocks...................     100          99          174          155          166          147          165

- ------------------------
* Date closest to the Company's fiscal year end.

    The historical stock performance shown on the graph is not necessarily indicative of future price performance.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of May 30, 1996, for (i) each person known to the Company to have beneficial ownership of more than 5% of each class of the Company's capital stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers designated in the Summary Compensation Table; and (iv) all directors and officers of the Company as a group.

                                                            %                           %               %           PERCENT
                                            NUMBER     BENEFICIAL                  BENEFICIAL      BENEFICIAL      OF VOTE OF
                                          OF SHARES     OWNERSHIP       NUMBER      OWNERSHIP       OWNERSHIP         ALL
                                              OF        OF SHARES     OF SHARES     OF SHARES    OF ALL CLASSES     CLASSES
                  NAME                     CLASS A     OF CLASS A     OF CLASS B   OF CLASS B       OF STOCK        OF STOCK
- ----------------------------------------  ----------   -----------   ------------  -----------   ---------------   ----------
Los Angeles Express Fashions, Inc. (1)..     --         --              1,500,000    47.5%         11.1%            18.0%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P 1H6
2927977 Canada, Inc. (GTHI
Subsidiary) (1).........................     --         --              1,015,573    32.2%          7.5%            12.2%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P 1H6
Suzy Shier Inc. (1).....................     --         --                175,000     5.5%          1.3%             2.1%
  1604 St. Regis Blvd.
  Dorval, Quebec, Canada H9P 1H6
Kathy Bronstein (2).....................     10,000      *                467,092    14.8%          3.5%             5.7%
Ed Thomas (3)...........................      1,830      *                --         --            *                 *
Jean Heller Wollam (4)..................      7,562      *                --         --            *                 *
Sharon Hughes (4).......................      2,308      *                --         --            *                 *
Barbara Bachman (4).....................      2,000      *                --         --            *                 *
George Benter (4).......................      5,500      *                --         --            *                 *
Walter F. Loeb (4)......................      5,400      *                --         --            *                 *
Gerald Randolph (4).....................      4,000      *                --         --            *                 *
Alan Siegel (4).........................      4,000      *                --         --            *                 *
Craig Drill Capital, L.P. (5)...........  1,563,800     15.1%             --         --            11.6%             9.4%
  Park Avenue Plaza
  New York, New York 10055
Merrill Lynch & Co., Inc. (6)...........    562,400      5.4%             --         --             4.2%             3.4%
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
Charles M. Royce (7)....................    427,870      4.1%             --         --             3.2%             2.6%
  1414 Avenue of the Americas
  New York, New York 10019
Pioneering Management Corporation (8)...    399,700      3.9%             --         --             3.0%             2.4%
  60 State Street
  Boston, Massachusetts 02109
All directors and officers as a group
(14 individuals)........................     51,126      *              3,157,665   100.0%         23.8%            38.2%

- ------------------------
*   Less than 1%

(1) GTHI Subsidiary, Suzy Shier Inc., and Los Angeles Express Fashions, Inc. are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares which in the aggregate represent approximately 32.5% of the total voting power with respect to the Company.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Ms. Bronstein also holds options to purchase an additional 120,000 shares of Class A Common Stock which become exercisable over the next three years.

(3) Mr. Thomas has sole voting and dispositive power with respect to all of the stated holdings of Class A Common Stock. Mr. Thomas also holds options to purchase an additional 120,000 shares of Class A Common Stock which become exercisable over the next three years.

(4) Shares held include options representing the immediate right to purchase the following shares of Class A Common Stock: Ms. Wollam--4,000; Ms. Hughes--500; Ms. Bachman--2,000; and Messrs. Benter, Loeb, Randolph and Siegel--4,000 each.

(5) As reported in a Schedule 13D dated February 12, 1996, Craig Drill Capital, L.P. has sole voting and dispositive power with respect to 1,563,800 shares of the Class A Common Stock of the Company. Mr. Craig A. Drill is sole general partner of Craig Drill Capital, L.P.

(6) As reported in a Schedule 13G dated May 10, 1996, Merrill Lynch & Co., Inc. ("ML&Co.") may be deemed to be the beneficial owner of an aggregate position of 562,400 shares of the Class A common stock of Wet Seal, Inc. through its indirect wholly-owned subsidiaries, Merrill Lynch Asset Management, L.P. ("MLAM") and Fund Asset Management, L.P. ("FAM") and certain proprietary accounts of its wholly-owned subsidiary, Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"). MLAM and FAM are investment advisers for certain registered investment companies which hold an aggregate position of 561,700 shares. ML&Co., MLAM and FAM disclaim beneficial ownership of any securities of the company, other than in the case of ML&Co., 700 shares held by its wholly-owned subsidiary, MLPF&S, in proprietary trading accounts.

(7) As reported in a Schedule 13G dated February 13, 1996, all of the securities are beneficially owned by Charles M. Royce. Mr. Royce may be deemed to be a controlling person of Quest Advisory Corp. ("Quest") and Quest Management Company ("QMC"), and as such may be deemed to own beneficially the shares of Class A Common Stock beneficially owned by Quest and QMC. Quest has sole voting and dispositive authority with respect to 358,670 shares. QMC has sole voting and dispositive authority with respect to 69,200 shares. Mr. Royce does not own any shares of Class A Common Stock outside of Quest and QMC, and expressly disclaims that he is, in fact, the beneficial owner of the shares held by Quest and QMC.

(8) As reported in a Schedule 13G dated January 26, 1996, Pioneering Management Corp. has sole voting power with respect to 399,700 shares of the Class A Common Stock of the Company and has shared dispositive power with respect to 399,700 shares of the Class A Common Stock.

                              ELECTION OF AUDITORS

    The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1996. Stockholders will be asked to ratify the nomination of the Board of Directors. Deloitte & Touche LLP has served as the Company's auditors since fiscal 1989. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and respond to appropriate inquiries from the stockholders. Although ratification of the auditors by stockholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company.

       REPORTING OBLIGATIONS OF OFFICERS, DIRECTORS AND 10% SHAREHOLDERS

    The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company's securities with the Securities and Exchange Commission and Nasdaq. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, or written representations that no Form 5's were required, the Company believes that during fiscal 1995, all filing requirements were satisfied by the Company's officers, directors and ten percent (10%) stockholders.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

    The cost  of this  solicitation or  proxies will  be borne  by the  Company.
Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 1997 ANNUAL MEETING

    If a Stockholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Stockholders, the proposal must be received at the executive offices of the Company no later than January 31, 1997, to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                  THE WET SEAL, INC. PROXY--1996 ANNUAL MEETING

PROXY                                                                      PROXY

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING JUNE 20, 1996

  The undersigned, a stockholder of The Wet Seal, Inc., a Delaware corporation, appoints Kathy Bronstein and Edmond Thomas, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626 on June 20, 1996, at 10:00 a.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated May 31, 1996, receipt of which is acknowledged by the undersigned:

Check here for                          NEW ADDRESS:______________________
address change   /  /                   __________________________________
                                        __________________________________
                                        __________________________________

                     (Continued and to be signed and dated on reverse side)

/ X / PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

1. Election of               FOR             WITHHOLD
   Directors            ALL NOMINEES        AUTHORITY

                            /  /               /  /


NOMINEES: George H. Benter, Jr., Kathy Bronstein, Stephen Gross, Walter F. Loeb,
          Wilfred Posluns, Gerald Randolph, Alan Siegel, Irving Teitelbaum, Edmond Thomas

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

- -------------------------------------------------


2. Ratification of the selection by the Board of Directors of Deloitte & Touche LLP as Independent Auditors for the Company for the year ending February 1, 1997.

                 FOR         AGAINST       ABSTAIN

                 /  /          /  /           /  /

3. Such other matters as may properly come before the Annual Meeting. The Board of Directors at present knows of no other matters to be brought before the Annual Meeting.

                 FOR         AGAINST       ABSTAIN

                 /  /          /  /           /  /


This proxy will be voted in accordance with the instructions given. If no direction is made, the shares represented by this proxy will be voted FOR proposals 1 and 2 and will be voted in accordance with the discretion of the proxies upon all other matters which may come before the Annual Meeting.
IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.


SIGNATURE(S)____________________________________________  DATE ________________

NOTE: Please sign exactly as name appears on the proxy. Trustees, Guardians, Personal and other Representatives, please indicate full titles.